Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, Chairman, President & CEO
1515 Arapahoe Street		Nancy Buese, Executive VP and CFO
Tower 1, Suite 1600		Josh Hallenbeck, VP of Finance & Treasurer
Denver, Colorado 80202	Phone:	(866) 858-0482
E-mail:		investorrelations@markwest.com

MarkWest Energy Partners Reports Record Third Quarter 2014 Financial Results, Increased 2014 Distributable Cash Flow Forecast & Provides 2015 Financial Guidance

•                  Reported third quarter DCF of $195.2 million, Adjusted EBITDA of $235.5 million and an increased quarterly distribution of 89 cents per common unit with 119 percent distribution coverage

•                  Increased 2014 DCF forecast to $680 to $700 million and Adjusted EBITDA forecast to $860 to $880 million

•                  Reported record Marcellus and Utica processed gas volumes for the third quarter, totaling over 2.6 Bcf/d

•                  Placed into service 800 MMcf/d of new processing capacity, with the addition of Sherwood IV & Sherwood V in the Marcellus Shale; Cadiz II and Seneca III in the Utica Shale

•                  Announced new producer agreements with American Energy Partners in the Utica Shale and PennEnergy Resources and EdgeMarc Energy in the Marcellus Shale

•                  Announced major expansion of processing and fractionation infrastructure at the Keystone complex in the Marcellus Shale, and an additional processing plant at the Cadiz complex in the Utica Shale

•                  Announced construction of a third 60,000 Bbl/d fractionation facility at the Hopedale complex in Ohio that will increase total capacity for propane and heavier natural gas liquids to 274,000 Bbl/d in the first quarter of 2016

•                  21 major processing and fractionation facilities under construction with 2014 capital forecast of $2.0 to $2.3 billion, 2015 forecast of $1.8 to $2.3 billion, and 2016 forecast of approximately $2.0 billion

DENVER—November 5, 2014—MarkWest Energy Partners, L.P. (NYSE: MWE) (“the Partnership”) today reported quarterly cash available for distribution to common unitholders, or distributable cash flow (DCF), of $195.2 million for the three months ended September 30, 2014, and $505.4 million for the nine months ended September 30, 2014.  DCF for the three months ended September 30, 2014 represents distribution coverage of 119 percent.  The third quarter distribution of $163.8 million, or $0.89 per common unit, will be paid to unitholders on November 14, 2014. The third quarter 2014 distribution represents an increase of $0.01 per common unit or 1.1 percent over the second quarter 2014 distribution and an increase of $0.04 per common unit or 4.7 percent compared to the third quarter 2013 distribution.  As a Master Limited Partnership, cash distributions to common unitholders are largely determined based on DCF.  A reconciliation of DCF to net income, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

The Partnership reported Adjusted EBITDA for the three and nine months ended September 30, 2014, of $235.5 million and $631.3 million, respectively, compared to $153.9 million and $450.5 million for the respective three and nine months ended September 30, 2013. The Partnership believes the presentation of Adjusted EBITDA provides useful information because it is commonly used by investors in Master Limited Partnerships to assess financial performance and operating results of ongoing business operations.  A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

The Partnership reported income before provision for income tax for the three and nine months ended September 30, 2014 of $97.1 million and $135.6 million, respectively.  Income before provision for income tax includes non-cash gains associated with the change in fair value of derivative instruments of $25.2 million and $18.2 million for the respective three and nine months ended September 30, 2014.  Excluding these items, income before provision for income tax for the three and nine months ended September 30, 2014 would have been $71.9 million and $117.4 million, respectively.

“Our strong third quarter performance demonstrates the continued success of our producer customers and the ongoing strength of our business model,” commented Frank Semple, Chairman, President and Chief Executive Officer of MarkWest. “Year to date our team has completed 12 major processing and fractionation plants and the utilization of our large scale integrated midstream facilities continues to accelerate.  As we move into 2015 and beyond, our operational and commercial execution will drive increasing cash flow, distributions and total returns for our unitholders.”

BUSINESS HIGHLIGHTS

Marcellus:

•                  In August, the Partnership announced that it will construct a seventh 200 million cubic feet per day (MMcf/d) processing plant at the Sherwood complex in Doddridge County, West Virginia, at the request of Antero Resources Corporation (NYSE: AR) (Antero Resources).  The new plant is anchored by long-term, fee-based agreements and will expand total capacity at the Sherwood complex to 1.4 billion cubic feet per day (Bcf/d) by the third quarter of 2015. Antero Resources is the anchor producer supporting the Sherwood complex and continues to develop its prolific rich-gas acreage position in northern West Virginia. In August, the Partnership commenced operations of the Sherwood IV plant.

•                  In August, the Partnership announced that it will construct a sixth processing complex in the Marcellus Shale. The new Fox complex (formerly known as the Hillman complex) will be located in Washington County, Pennsylvania and will support Range Resources Corporation’s (NYSE: RRC) rapidly growing rich-gas production. The Fox complex will initially consist of Fox I, a 200 MMcf/d processing plant, and an associated de-ethanization facility. The Fox complex is scheduled to become operational during the first quarter of 2016. Propane and heavier natural gas liquids (NGLs) recovered at the Fox complex will be delivered into the Partnership’s extensive NGL network.

•                  In September, the Partnership announced a major expansion project at its Keystone complex in Butler County, West Virginia to support growing rich-gas production from Rex Energy Corporation (NASDAQ: REXX) and EdgeMarc Energy. The Partnership is developing Bluestone III, a 200 MMcf/d plant that is scheduled to be operational during the fourth quarter of 2015, and Bluestone IV, an additional 200 MMcf/d plant is scheduled to be operational by the second quarter of 2016. The Partnership is also developing 40,000 barrels per day (Bbl/d) of purity ethane fractionation capacity and 20,000 Bbl/d of propane and heavier NGL fractionation capacity by the third quarter of 2015 and first quarter of 2016, respectively.

•                  Today, the Partnership is announcing the completion of Sherwood V, a 200 MMcf/d processing plant at the Sherwood complex in the Marcellus Shale. Sherwood V supports growing rich-gas production from Antero Resources and increases total processing capacity of the Sherwood complex to 1 Bcf/d.

•                  Today, the Partnership is announcing the completion of definitive agreements with PennEnergy Resources, LLC (PennEnergy Resources) to provide processing, fractionation and NGL marketing services in the Marcellus Shale. PennEnergy Resources is a growing producer operating in Beaver, Butler, and Armstrong counties of Pennsylvania and will be supported at the Partnership’s Keystone complex.

Utica:

•                  In July, MarkWest Utica EMG, a joint venture between the Partnership and The Energy & Minerals Group, completed Seneca III, a 200 MMcf/d processing plant in Noble County, Ohio. The new plant is anchored by Antero Resources under a long-term, fee-based contract and has expanded the total processing capacity of the Seneca complex to 600 MMcf/d. In order to support the continued growth of Antero Resources and other producers, the Partnership expects to complete a fourth 200 MMcf/d processing plant in the second quarter of 2015.

•                  In July, MarkWest Utica EMG completed a 40,000 Bbl/d de-ethanization facility at the Cadiz complex in Harrison County, Ohio. This new fractionation facility provides MarkWest Utica EMG’s producer customers with the ability to meet residue gas quality specifications and downstream ethane pipeline commitments. Purity ethane produced at the new Cadiz facility will be delivered to the ATEX pipeline.

•                  In August, MarkWest Utica EMG announced the development of Cadiz III, a 200 MMcf/d processing plant at the Cadiz complex in Harrison County, Ohio. The new facility is expected to begin operations during the first quarter of 2015. MarkWest Utica EMG recently began operations of the 200 MMcf/d Cadiz II plant to support rich-gas production from Gulfport Energy Corporation (NASDAQ: GPOR) and other producers.

•                  In September, MarkWest Utica EMG announced the completion of definitive agreements with American Energy — Utica, LLC (AEU), an affiliate of American Energy Partners, LP, to provide natural gas gathering, processing and fractionation services in the Utica Shale. AEU has dedicated over 60,000 net acres to MarkWest Utica EMG and Ohio Gathering Company, L.L.C. (Ohio Gathering), a joint venture between MarkWest Utica EMG and Summit Midstream Partners, LLC. Ohio Gathering will provide gas gathering and compression services for all of AEU’s gas produced from the dedicated area, while MarkWest Utica EMG will provide processing and fractionation services.

•                  Today, MarkWest Utica EMG is announcing the development of Cadiz IV, a 200 MMcf/d processing plant at the Cadiz complex in Harrison County, Ohio. The new facility is scheduled to begin operations in the first quarter of 2016 and will increase MarkWest Utica EMG’s total processing capacity in Ohio to over 1.5 Bcf/d.

•                  Today, the Partnership and MarkWest Utica EMG are announcing the development of a third fractionation facility at the Hopedale complex in Ohio. The new 60,000 Bbl/d fractionator is scheduled to begin operations in the first quarter of 2016 and will increase total fractionation capacity for propane and heavier natural gas liquids to 274,000 Bbl/d in the Marcellus and Utica Shales.

Southwest:

•                  In August, the Partnership announced that it will construct a fourth processing plant at its Carthage facilities in Panola County, Texas to support growing rich-gas production from the Haynesville Shale and Cotton Valley formation. The new plant will have an initial capacity of 120 MMcf/d and is now scheduled to begin operations in December 2014. Once completed, total processing capacity at the Partnership’s East Texas operations will increase to 520 MMcf/d.

Capital Markets

•                  Year-to-date through November 5, 2014, the Partnership has issued 22.1 million new units and received net proceeds of approximately $1.5 billion.

FINANCIAL RESULTS

Balance Sheet

•                  As of September 30, 2014, the Partnership had $85.4 million of cash and cash equivalents in wholly owned subsidiaries and $762.8 million of remaining capacity under its $1.3 billion Senior Secured Credit Facility after consideration of $11.3 million of outstanding letters of credit and $525.9 million of outstanding borrowings.

Operating Results

•                  Operating income before items not allocated to segments for the three months ended September 30, 2014, was $256.9 million, an increase of $75.0 million when compared to $181.9 million over the same period in 2013.  This increase was primarily attributable to higher processing volumes.  Processed volumes continued to increase in the third quarter of 2014, growing approximately 68 percent when compared to the third quarter of 2013, primarily due to the Partnership’s Marcellus and Utica segments.

A reconciliation of operating income before items not allocated to segments to income before provision for income tax, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

•                  Operating income before items not allocated to segments does not include losses on commodity derivative instruments. Realized losses on commodity derivative instruments were ($0.9) million in the third quarter of 2014 and ($5.3) million in the third quarter of 2013.

Capital Expenditures

•                  For the three months ended September 30, 2014, the Partnership’s portion of capital expenditures was $371.7 million.

2014 ADJUSTED EBITDA, DCF AND CAPITAL EXPENDITURE FORECAST

The Partnership has increased its forecast of 2014 Adjusted EBITDA to a range of $860 million to $880 million and has narrowed its 2014 DCF forecast to a range of $680 million to $700 million. The Partnership has become less sensitive to changes in commodity prices as a result of significant increases in fee-based income.

The Partnership’s portion of growth capital expenditures for 2014 is forecasted in a range of $2.0 billion to $2.3 billion.  Maintenance capital for 2014 is forecasted at approximately $25 million.

2015 ADJUSTED EBITDA, DCF AND CAPITAL EXPENDITURE FORECAST

For 2015, the Partnership forecasts Adjusted EBITDA in a range of $1.0 to $1.1 billion and DCF in a range of $800 million to $880 million based on its current forecast of operational volumes and prices for natural gas liquids, crude oil, natural gas, and derivative instruments currently outstanding.

A sensitivity analysis for forecasted 2015 DCF based on changes in composite NGL prices and changes in volume assumptions is provided within the tables of this press release.

The Partnership’s portion of growth capital expenditures for 2015 is forecasted in a range of $1.8 billion to $2.3 billion.  Maintenance capital for 2015 is forecasted at approximately $30 million.

CONFERENCE CALL

The Partnership will host a conference call and webcast on Thursday, November 6, 2014, at 12:00 p.m. Eastern Time to review its third quarter 2014 financial results. Interested parties can participate in the call by dialing (800) 475-0218 (passcode “MarkWest”) approximately ten minutes prior to the scheduled start time. To access the webcast and associated third quarter 2014 earnings call presentation, please visit the Investor Relations section of the Partnership’s website at www.markwest.com. A replay of the conference call will be available on the Partnership’s website or by dialing (888) 568-0541 (no passcode required).

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MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, processing and transportation of natural gas; the gathering, transportation, fractionation, storage and marketing of natural gas liquids; and the gathering and transportation of crude oil.  MarkWest has a leading presence in many unconventional gas plays including the Marcellus Shale, Utica Shale, Huron/Berea Shale, Haynesville Shale, Woodford Shale and Granite Wash formation.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although MarkWest believes that the expectations reflected in the forward-looking statements are reasonable, MarkWest can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission (SEC).  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed with the SEC, including MarkWest’s Annual Report on Form 10-K for the year ended December 31, 2013. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  MarkWest does not undertake any duty to update any forward-looking statement except as required by law.

MarkWest Energy Partners, L.P.

Financial Statistics

(unaudited, in thousands, except per unit data)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Statement of Operations Data

Revenue:	$595,257	$450,834	$1,636,819	$1,219,713
Derivative gain (loss)	11,829	(30,318)	1,109	(10,804)
Total revenue	607,086	420,516	1,637,928	1,208,909

Operating expenses:
Purchased product costs	246,801	191,672	674,189	499,588
Derivative (gain) loss related to purchased product costs	(13,564)	20,234	(9,398)	(10,902)
Facility expenses	83,579	77,542	250,829	199,849
Derivative loss related to facility expenses	1,128	2,332	2,905	2,800
Selling, general and administrative expenses	28,860	26,647	91,851	77,388
Depreciation	105,072	76,323	311,079	215,902
Amortization of intangible assets	16,313	16,003	48,256	47,925
(Gain) loss on disposal of property, plant and equipment	(766)	1,840	591	(35,758)
Accretion of asset retirement obligations	168	160	504	669
Total operating expenses	467,591	412,753	1,370,806	997,461

Income from operations	139,495	7,763	267,122	211,448

Other (expense) income:
Equity in (loss) earnings from unconsolidated affiliates	(1,555)	896	(2,026)	1,561
Interest expense	(39,448)	(38,889)	(123,823)	(114,180)
Amortization of deferred financing costs and debt discount (a component of interest expense)	(1,469)	(1,584)	(5,742)	(5,198)
Loss on redemption of debt	—	—	—	(38,455)
Miscellaneous income, net	55	1,531	117	1,748
Income (loss) before provision for income tax	97,078	(30,283)	135,648	56,924

Provision for income tax expense (benefit):
Current	39	(2,344)	365	(10,503)
Deferred	10,991	(7,912)	20,271	23,087
Total provision for income tax	11,030	(10,256)	20,636	12,584

Net income (loss)	86,048	(20,027)	115,012	44,340

Net (income) loss attributable to non-controlling interest	(8,614)	(3,577)	(16,109)	297

Net income (loss) attributable to the Partnership’s unitholders	$77,434	$(23,604)	$98,903	$44,637

Net income (loss) attributable to the Partnership’s common unitholders per common unit:
Basic	$0.43	$(0.17)	$0.58	$0.32
Diluted	$0.41	$(0.17)	$0.54	$0.29

Weighted average number of outstanding common units:
Basic	176,757	142,352	166,792	134,115
Diluted	189,440	142,352	182,105	153,455

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$139,257	$153,063	$496,080	$330,659
Investing activities	$(609,887)	$(751,286)	$(1,615,045)	$(2,186,307)
Financing activities	$269,254	$571,822	$1,131,696	$1,838,045

Other Financial Data
Distributable cash flow	$195,223	$117,897	$505,402	$356,113
Adjusted EBITDA	$235,519	$153,936	$631,316	$450,477

	September 30, 2014	December 31, 2013
Balance Sheet Data
Total assets	$10,561,565	$9,396,423
Total debt	$3,549,521	$3,023,071
Total equity	$5,673,358	$4,798,133

MarkWest Energy Partners, L.P.

Operating Statistics

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Marcellus
Gathering systems throughput (Mcf/d)	702,300	563,200	634,800	617,200
Natural gas processed (Mcf/d)	2,223,300	1,137,400	1,897,900	1,000,900

C2 (purity ethane) produced (Bbl/d) (1)	55,200	—	51,200	—
C3+ NGLs fractionated (Bbl/d) (2)	102,700	48,200	85,100	44,500
Total NGLs fractionated (Bbl/d)	157,900	48,200	136,300	44,500

Utica
Gathering systems throughput (Mcf/d)	322,300	85,100	231,100	47,100
Natural gas processed (Mcf/d) (3)	459,800	131,100	335,700	62,200
C3+ NGLs fractionated (Bbl/d) (2)	19,500	—	16,100	—

Northeast
Natural gas processed (Mcf/d)	296,500	297,800	278,000	298,900
NGLs fractionated (Bbl/d) (4)	20,200	21,500	18,400	18,900

Keep-whole NGL sales (gallons, in thousands)	30,400	28,200	87,400	92,600
Percent-of-proceeds NGL sales (gallons, in thousands)	32,300	34,700	88,300	101,800
Total NGL sales (gallons, in thousands) (5)	62,700	62,900	175,700	194,400

Crude oil transported for a fee (Bbl/d)	9,200	9,400	9,900	9,800

Southwest
East Texas gathering systems throughput (Mcf/d)	591,800	494,300	546,100	505,000
East Texas natural gas processed (Mcf/d) (6)	458,700	345,400	414,900	354,200
East Texas NGL sales (gallons, in thousands) (7)	119,600	77,200	323,100	235,500

Western Oklahoma gathering systems throughput (Mcf/d) (8)	358,800	262,000	334,900	228,400
Western Oklahoma natural gas processed (Mcf/d) (9)	298,600	218,500	279,500	198,400
Western Oklahoma NGL sales (gallons, in thousands) (7)	54,500	64,400	165,800	162,200

Southeast Oklahoma gathering systems throughput (Mcf/d)	396,300	444,200	397,600	459,500
Southeast Oklahoma natural gas processed (Mcf/d) (10)	176,700	156,700	170,300	156,100
Southeast Oklahoma NGL sales (gallons, in thousands)	28,500	44,000	78,700	137,300

Other Southwest gathering systems throughput (Mcf/d) (11)	50,000	33,000	48,600	31,200

Gulf Coast refinery off-gas processed (Mcf/d)	117,200	117,100	113,300	110,100
Gulf Coast liquids fractionated (Bbl/d) (12)	21,700	21,400	20,700	20,300
Gulf Coast NGL sales (gallons, in thousands) (12)	83,800	82,800	237,100	232,500

(1)              The Bluestone ethane fractionation facility began operations in June 2014. The volumes reported for 2014 are the average daily rate for the days of operation.

(2)              The Marcellus segment includes both the Houston Fractionation Facility and Marcellus’ portion utilized of the jointly owned Hopedale Fractionation Facility. Hopedale is jointly owned by MarkWest Liberty Midstream and MarkWest Utica EMG, respectively. The Utica segment includes only the portion it utilized of the jointly owned Hopedale Fractionation Facility. Operations began in January 2014. The volumes reported for 2014 are the average daily rate for the days of operation.

(3)              Utica operations began in August 2012 and have continued to grow. The volumes reported are the average daily rate for the days of operation.

(4)              Includes NGLs fractionated for Utica and Marcellus segments.

(5)              Represents sales at the Siloam fractionator. The total sales exclude approximately 18,255,000 gallons and 21,049,000 gallons sold by the Northeast on behalf of Marcellus for the three months ended September 30, 2014 and 2013, respectively. The total sales exclude approximately 40,265,000 gallons and 27,867,000 gallons sold by the Northeast on behalf of Marcellus for the nine months ended September 30, 2014 and 2013, respectively.

(6)              Includes certain amounts in 2014 in excess of East Texas’ operating capacity that were processed by third-parties.

(7)              Excludes gallons processed in conjunction with take in kind contracts for the three and nine months ended September 30, 2014 and September 30, 2013, respectively, as shown below.

	Three months ended September 30,		Nine months ended September 30,
Gallons processed in conjunction with take in kind contracts	2014	2013	2014	2013
East Texas	—	1,392,000	318,000	13,743,000
Western Oklahoma	38,983,000	—	88,001,000	—

(8)              Includes natural gas gathered in Western Oklahoma and from the Granite Wash formation in the Texas Panhandle as management considers this one integrated area of operations.

(9)              The Buffalo Creek plant began operations in February 2014.

(10)       The natural gas processing in Southeast Oklahoma is outsourced to our joint venture Centrahoma or other third-party processors.

(11)       Excludes lateral pipelines where revenue is not based on throughput.

(12)       Excludes Hydrogen volumes.

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measure to Non-GAAP Financial Measure

Operating Income before Items not Allocated to Segments

(unaudited, in thousands)

Three months ended September 30, 2014	Marcellus	Utica	Northeast	Southwest	Eliminations (1)	Total
Segment revenue	$230,241	$47,520	$52,120	$276,666	$(1,298)	$605,249

Operating expenses:
Segment purchased product costs	57,569	11,023	18,350	159,964	—	246,906
Segment facility expenses	36,171	14,150	9,515	32,267	(1,298)	90,805
Total operating expenses before items not allocated to segments	93,740	25,173	27,865	192,231	(1,298)	337,711

Segment portion of operating income attributable to non-controlling interests	—	10,616	—	5	—	10,621
Operating income before items not allocated to segments	$136,501	$11,731	$24,255	$84,430	$—	$256,917

Three months ended September 30, 2013	Marcellus	Utica	Northeast	Southwest	Total
Segment revenue	$147,290	$8,373	$48,829	$247,885	$452,377

Operating expenses:
Segment purchased product costs	36,995	—	15,330	139,347	191,672
Segment facility expenses	29,621	9,858	7,359	32,559	79,397
Total operating expenses before items not allocated to segments	66,616	9,858	22,689	171,906	271,069

Segment portion of operating (loss) income attributable to non-controlling interests	—	(599)	—	40	(559)
Operating income (loss) before items not allocated to segments	$80,674	$(886)	$26,140	$75,939	$181,867

(1) Amounts represent revenues and expenses associated with the Northeast segment fractionation completed on behalf of the Marcellus segment.

	Three months ended September 30,
	2014	2013

Operating income before items not allocated to segments	$256,917	$181,867
Portion of operating income (loss) attributable to non-controlling interests	6,065	(559)
Derivative gain (loss) not allocated to segments	24,265	(52,884)
Revenue adjustment for unconsolidated affiliate	(15,463)	—
Revenue deferral adjustment and other	5,471	(1,543)
Compensation expense included in facility expenses not allocated to segments	(801)	(833)
Facility expense and purchase product cost adjustments for unconsolidated affiliate	5,444	—
Portion of operating loss attributable to non-controlling interests of an unconsolidated affiliate	4,556	—
Facility expenses adjustments	2,688	2,688
Selling, general and administrative expenses	(28,860)	(26,647)
Depreciation	(105,072)	(76,323)
Amortization of intangible assets	(16,313)	(16,003)
Gain (loss) on disposal of property, plant and equipment	766	(1,840)
Accretion of asset retirement obligations	(168)	(160)
Income from operations	139,495	7,763
Other (expense) income:
Equity in (loss) earnings from unconsolidated affiliates	(1,555)	896
Interest expense	(39,448)	(38,889)
Amortization of deferred financing costs and debt discount (a component of interest expense)	(1,469)	(1,584)
Miscellaneous income, net	55	1,531
Income (loss) before provision for income tax	$97,078	$(30,283)

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measure to Non-GAAP Financial Measure

Operating Income before Items not Allocated to Segments

(unaudited, in thousands)

Nine months ended September 30, 2014	Marcellus	Utica	Northeast	Southwest	Eliminations (1)	Total
Segment revenue	$589,134	$102,112	$157,150	$807,136	$(3,769)	$1,651,763

Operating expenses:
Segment purchased product costs	131,569	22,511	53,974	466,276	—	674,330
Segment facility expenses	105,399	38,176	25,138	99,143	(3,769)	264,087
Total operating expenses before items not allocated to segments	236,968	60,687	79,112	565,419	(3,769)	938,417

Segment portion of operating income attributable to non-controlling interests	—	18,439	—	10	—	18,449
Operating income before items not allocated to segments	$352,166	$22,986	$78,038	$241,707	$—	$694,897

Nine months ended September 30, 2013	Marcellus	Utica	Northeast	Southwest	Total
Segment revenue	$375,844	$12,590	$151,530	$684,093	$1,224,057

Operating expenses:
Segment purchased product costs	72,781	—	50,118	376,689	499,588
Segment facility expenses	74,529	20,232	20,538	91,027	206,326
Total operating expenses before items not allocated to segments	147,310	20,232	70,656	467,716	705,914

Segment portion of operating (loss) income attributable to non-controlling interests	—	(3,081)	—	157	(2,924)
Operating income (loss) before items not allocated to segments	$228,534	$(4,561)	$80,874	$216,220	$521,067

(1) Amounts represent revenues and expenses associated with the Northeast segment fractionation completed on behalf of the Marcellus segment.

	Nine months ended September 30,
	2014	2013

Operating income before items not allocated to segments	$694,897	$521,067
Portion of operating income (loss) attributable to non-controlling interests	13,384	(2,924)
Derivative gain (loss) not allocated to segments	7,602	(2,702)
Revenue adjustment for unconsolidated affiliate	(19,296)	—
Revenue deferral adjustment and other	4,352	(4,344)
Compensation expense included in facility expenses not allocated to segments	(2,707)	(1,587)
Facility expense and purchase product cost adjustments for unconsolidated affiliate	8,042	—
Portion of operating loss attributable to non-controlling interests of an unconsolidated affiliate	5,065	—
Facility expenses adjustments	8,064	8,064
Selling, general and administrative expenses	(91,851)	(77,388)
Depreciation	(311,079)	(215,902)
Amortization of intangible assets	(48,256)	(47,925)
(Loss) gain on disposal of property, plant and equipment	(591)	35,758
Accretion of asset retirement obligations	(504)	(669)
Income from operations	267,122	211,448
Other (expense) income:
Equity in (loss) earnings from unconsolidated affiliates	(2,026)	1,561
Interest expense	(123,823)	(114,180)
Amortization of deferred financing costs and debt discount (a component of interest expense)	(5,742)	(5,198)
Loss on redemption of debt	—	(38,455)
Miscellaneous income, net	117	1,748
Income before provision for income tax	$135,648	$56,924

Reconciliation of GAAP Financial Measure to Non-GAAP Financial Measure

Distributable Cash Flow

(unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Net income (loss)	$86,048	$(20,027)	$115,012	$44,340
Depreciation, amortization and other non-cash operating expenses	121,631	92,564	360,942	264,730
(Gain) loss on sale or disposal of property, plant and equipment	(766)	1,840	591	(32,711)
Loss on redemption of debt, net of tax benefit	—	—	—	36,178
Amortization of deferred financing costs and debt discount	1,469	1,584	5,742	5,198
Equity in loss (earnings) from unconsolidated affiliates	1,555	(896)	2,026	(1,561)
Distributions from unconsolidated affiliates	3,276	2,224	7,186	4,952
Non-cash compensation expense	1,646	1,924	7,448	5,464
Unrealized (gain) loss on derivative instruments	(25,186)	47,542	(18,162)	1,222
Deferred income tax expense (benefit)	10,991	(7,912)	20,271	23,087
Cash adjustment for non-controlling interest of consolidated subsidiaries	(5,330)	1,183	(10,626)	4,672
Revenue deferral adjustment	1,720	1,754	5,533	5,164
Other (1)	3,481	3,197	24,503	8,553
Maintenance capital expenditures (2)	(5,312)	(7,080)	(15,064)	(13,175)
Distributable cash flow	$195,223	$117,897	$505,402	$356,113

Maintenance capital expenditures (2)	$5,312	$7,080	$15,064	$13,175
Growth capital expenditures of consolidated subsidiaries	491,264	734,555	1,756,836	2,163,544
Growth capital expenditures of unconsolidated subsidiary (3)	148,165	—	188,178	—
Total capital expenditures	644,741	741,635	1,960,078	2,176,719
Acquisitions, net of cash acquired	—	—	—	225,210
Total capital expenditures and acquisitions	644,741	741,635	1,960,078	2,401,929
Joint venture partner contributions	(273,003)	(91,163)	(393,109)	(716,982)
Total capital expenditures and acquisitions, net	$371,738	$650,472	$1,566,969	$1,684,947

Distributable cash flow	$195,223	$117,897	$505,402	$356,113
Maintenance capital expenditures (2)	5,312	7,080	15,064	13,175
Changes in receivables, inventories and other assets	(22,250)	(6,969)	(65,013)	(74,470)
Changes in accounts payable, accrued liabilities and other long-term liabilities	(41,545)	38,504	53,496	48,557
Cash adjustment for non-controlling interest of consolidated subsidiaries	5,330	(1,183)	10,626	(4,672)
Other	(2,813)	(2,266)	(23,495)	(8,044)
Net cash provided by operating activities	$139,257	$153,063	$496,080	$330,659

(1) Other includes amounts related to capitalized interest associated with joint venture capital expenditures and fees earned related to development of joint venture capital projects.

(2) Net of joint venture partner contributions.

(3) Growth capital expenditures for Ohio Gathering, L.L.C.

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measure to Non-GAAP Financial Measure

Adjusted EBITDA

(unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Net income (loss)	86,048	(20,027)	115,012	44,340
Non-cash compensation expense	1,646	1,924	7,448	5,464
Unrealized (gain) loss on derivative instruments	(25,186)	47,542	(18,162)	1,222
Interest expense (1)	38,856	38,356	123,339	112,988
Depreciation, amortization and other non-cash operating expenses	121,631	92,564	360,942	264,730
(Gain) loss on disposal of property, plant and equipment	(766)	1,840	591	(35,758)
Loss on redemption of debt	—	—	—	38,455
Provision for income tax expense (benefit)	11,030	(10,256)	20,636	12,584
Adjustment for cash flow from unconsolidated affiliates	4,831	1,328	9,212	3,391
Other (2)	(2,571)	665	12,298	3,061
Adjusted EBITDA	$235,519	$153,936	$631,316	$450,477

(1) Includes amortization of deferred financing costs and debt discount, and excludes interest expense related to the Steam Methane Reformer.

(2) For the three and nine months ended September 30, 2014, Other includes amounts related to capitalized interest associated with joint venture capital expenditures and fees earned related to development of joint venture capital projects.

MarkWest Energy Partners, L.P.

Distributable Cash Flow Sensitivity Analysis

(unaudited, in millions)

The Partnership periodically estimates the effect on DCF resulting from changes in its volume forecast and NGL prices.  The Partnership has become less sensitive to changes in commodity prices as a result of significant increases in fee-based income.  For the full year 2015, the Partnership estimates that net operating margin will be approximately 80 percent fee-based.

The analysis further assumes derivative instruments outstanding as of November 4, 2014, and production volumes estimated through December 31, 2015.

Estimated Range of 2015 DCF

		Volume Forecast (1)
		Low Case	Base Case	High Case
	$1.00	$832	$872	$910
NGL	$0.95	$814	$854	$892
$/Gal	$0.90	$796	$836	$873
(2) (3)	$0.85	$779	$818	$855
	$0.80	$761	$800	$836

(1)         Volume Forecast is increased/decreased by 5% in the Marcellus and Utica segments for the High and Low Cases.

(2)         The composition is based on the Partnership’s projected NGL barrel of approximately: Ethane: 35%, Propane: 35%, Iso-Butane: 6%, Normal Butane: 12%, Natural Gasoline: 12%.

(3)         Composite NGL prices are based on the Partnership’s average forecasted price.

The table is based on current information, expectations, and beliefs concerning future developments and their potential effects, and does not consider actions the Partnership’s management may take to mitigate exposure to changes.  Further, the table does not consider the effects that such hypothetical adverse changes may have on overall economic activity.  Historical volumes, prices and correlations do not guarantee future results.

Although the Partnership believes the expectations reflected in this analysis are reasonable, the Partnership can give no assurance that such expectations will prove to be correct and readers are cautioned that projected performance, results, or distributions may not be achieved.  Actual changes in market prices, market conditions and constraints, production, NGL composition, infrastructure availability, market participants, and ratios between product prices may differ from the assumptions utilized in the analysis. Actual results, performance, distributions, volumes, events, or transactions could vary significantly from those expressed, considered or implied in this analysis.  All results, performance, distributions, volumes, events or transactions are subject to a number of uncertainties and risks. Those uncertainties and risks may not be factored into or accounted for in this analysis.  Readers are urged to carefully review and consider the cautionary statements and disclosures made in the Partnership’s periodic reports filed with the SEC, specifically those under the heading “Risk Factors.”